KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS SECOND QUARTER 2007 RESULTS

DALLAS, TEXAS . . . AUGUST 14, 2007 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $17.2 million, or $1.72 per diluted share, in the second quarter of 2007 as compared to $13.4 million, or $1.34 per diluted share, in the second quarter of 2006.  The increase in earnings was due primarily to a significantly higher pension credit, a $5.4 million legal settlement with a former insurance carrier in 2007 and higher selling prices, partially offset by lower shipment volumes, increased costs for ferrous scrap, electricity, natural gas and zinc and a higher effective income tax rate in 2007.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits, and certain non-recurring gains and losses (such as the 2007 legal settlement), are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits and any of these non-recurring items.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB credits and the 2007 legal settlement is set forth in the following table.

	Three months ended June 30,
	(In thousands)

	2006	2007
Operating income as reported	$18,470	$29,885
Defined benefit pension credit	(12,165)	(20,379)
OPEB credit	(2,100)	(2,201)
Gain on legal settlement	-	(5,400)
Operating income before Pension/OPEB and gain on legal settlement	$4,205	$1,905

The Company’s sales volumes and per-ton selling prices for the second quarter of 2006 and 2007 were as follows:

	Three months ended June 30,
	Sales Volume		Selling Prices
	2006	2007	2006	2007
	(000 tons)		(Per ton)
Fabricated wire products	33	30	$1,050	$1,079
Welded wire reinforcement	21	16	845	907
Nails	6	(1)	710	943
Industrial wire	21	16	707	771
Coiled rebar	(1)	2	548	619
Bars and shapes	-	2	-	726
Wire rod	103	105	490	562
Billets	17	-	378	-
All products	201	171	638	707

(1) Less than 1,000 tons.

The decrease in operating income before pension/OPEB and the 2007 legal settlement for the second quarter of 2007 as compared to the same period in 2006 was primarily a result of the net effects of the following factors:
•
lower shipment volumes of billets in 2007 primarily resulting from exceptional shipment volumes in 2006 due to competitor labor disputes and equipment issues and the use of more of the Company’s billets internally at Keystone-Calumet, Inc., the bars and shapes manufacturing facility that Keystone purchased in March of 2007;

•	lower shipment volumes in 2007 of welded wire reinforcement due to a decline in the construction of new homes;
•
lower shipment volumes in 2007 of industrial wire due, in part, to lower market demand as a result of both increased imported finished products that adversely affected customers’ sales volumes and the Company’s increased selling prices;

•	increased costs for ferrous scrap, zinc and natural gas in 2007; and
•	increased costs for electricity due to deregulation on January 1, 2007, following a ten year rate freeze in Illinois (the location of the Company’s largest manufacturing facility); and
•	higher selling prices in 2007.

The increased pension credit in 2007 was primarily a result of a $233 million increase in plan assets from the end of 2005 to the end of 2006.

The Company’s provisions for income taxes were not significant prior to the second quarter of 2006.   Due to Keystone’s profitability during the first six months of 2006 and due, in part, to expectations of continued profitability, the Company reversed its deferred income tax asset valuation allowance by the end of June 2006 and subsequently Keystone’s effective income tax rate has approximated the statutory rate.

In December 2006, the Company adopted a new accounting standard related to planned major maintenance expense.  Under the new standard, the Company no longer accrues the cost of planned major maintenance expense in advance during the year but instead recognizes the cost of planned major maintenance when incurred.  The new standard was adopted retroactively, and accordingly the Company’s net income in the second quarter and first six months of 2006 is higher than previously reported by approximately $387,000 and $894,000, respectively.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB credits or expense and the 2007 gain on legal settlement provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures welded wire reinforcement, coiled rebar and steel bars and shapes.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
	(unaudited)		(unaudited)

Net sales	$129,095	$122,665	$248,210	$235,763
Cost of goods sold	120,304	115,997	225,336	222,728

Gross margin	8,791	6,668	22,874	13,035

Other operating income (expense):
Selling expense	(1,687)	(1,753)	(3,478)	(3,431)
General and administrative expense	(2,899)	(3,010)	(5,657)	(5,868)
Defined benefit pension credit	12,165	20,379	24,326	40,757
OPEB credit	2,100	2,201	4,200	4,401
Gain on legal settlement	-	5,400	-	5,400

Total other operating income	9,679	23,217	19,391	41,259

Operating income	18,470	29,885	42,265	54,294

Nonoperating income (expense):
Corporate income (expense)	205	(787)	(65)	(965)
Interest expense	(1,337)	(1,792)	(2,539)	(2,989)
Interest and other income	357	354	359	552

Total nonoperating expense	(775)	(2,225)	(2,245)	(3,402)

Income before income taxes	17,695	27,660	40,020	50,892

Provision for income taxes	4,278	10,419	4,367	19,187

Net income	$13,417	$17,241	$35,653	$31,705

Basic and diluted income per share	$1.34	$1.72	$3.57	$3.17

Basic and diluted shares outstanding	10,000	10,000	10,000	10,000